Exhibit 99.1

                                                                   Press Release

Comdial Corporation
106 Cattlemen Road
Sarasota, FL 34232
Telephone (800) 419-3800
Facsimile (941) 554-5012

Contact: Mark Lindsay, VP Marketing
(941) 554-5143


FOR IMMEDIATE RELEASE


      COMDIAL ACQUIRES SOUNDPIPE ASSETS TO STRENGTHEN TECHNOLOGY PORTFOLIO
           Acquisition of New IP Telephony Technology to Usher in New
                           Business Communications Era

SARASOTA, FL. - JUNE 9, 2003 - Comdial Corporation (OTC Bulletin Board:
CMDZ.OB), a leading provider of traditional and IP Telephony solutions for small and medium-sized enterprises, announced today that it is acquiring most of the assets of Silicon Valley-based Soundpipe Inc. in exchange for 250,000 shares of Comdial common stock and cash. Soundpipe is engaged in the design and licensing of next generation voice communications solutions. Comdial intends to integrate Soundpipe technology into its third generation IP Telephony products and distribute these products through its national channel partner network. The Soundpipe team will continue to work out of the former Soundpipe offices in Santa Clara, California.

"We have the opportunity to fundamentally change the small business communications market place through combining Soundpipe's engineering resources and technology and Comdial's products, market presence and dealer network," Nick Branica, Comdial president and CEO. Comdial has adopted the code name of "Hercules" for this project. "The vision driving Hercules is to enable Comdial to deliver feature-rich business communications solutions that are simple to install and maintain, yet provide unprecedented price/performance value for our customers. The Soundpipe team has many years of experience designing data communications products at leading firms like Cisco, Crescendo Communications and 3COM. Comdial is excited about combining its telephony expertise with Soundpipe's data background and delivering a world class product."

Soundpipe co-founder and president Srivatsan Kasturi remarked, "Our vision was to develop next generation voice communication technology providing a new paradigm in entry level price and functionality in the enterprise telecommunications environment--we believe we accomplished that goal."

The IP Telephony segment of the $9 billion enterprise communications market is growing over 30 percent annually, according to industry analyst InfoTech. InfoTech predicts IP Telephony shipments will surpass traditional shipments by 2006 making it a $3.1 billion market. This market represents a large and growing market for Comdial to penetrate with its new technology, established distribution channel, and growing installed base.


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COMDIAL


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Comdial Acquires Soundpipe Assets to Strengthen Technology Portfolio


"Teaming up with Comdial and its channels positions us to see our technology become successful in this competitive market. This joining of forces is a win-win situation for both companies," said Vinod Nagarajan, Soundpipe co-founder and vice president of engineering.

"Simple installation and operation are key design criteria for Hercules. It is being built upon open industry standards using an Internet browser for management functions, and will be delivered as a complete business communications solution in one box," commented Mark Lindsay, Comdial vice president of marketing. "Hercules' modular design provides flexibility and enables Comdial to quickly add new features, while support of open industry standards provides interoperability, speed to market, and lower costs."

"Soundpipe brings industry standard technologies like Linux, VoIP, SIP and cutting-edge Wi-Fi technology to the traditional telephony market", says Shashi Kumar, Soundpipe co-founder and vice president of hardware engineering.

Hercules is scheduled to be commercially available in the first half of 2004. It will consist of a SIP-based IP-PBX, 8-port gateway and unified messaging system within a small, self-contained chassis. It will feature a Wi-Fi wireless 802.11SIP phone providing customers clear voice communications without wiring constraints. Hercules will also support Comdial's SIP phone family to be introduced in late 2003 as part of Comdial's converged SIP communications platform, code named "Mercury."

"We are excited about joining the Comdial shareholder family", stated Ho Nam, general partner of Altos Ventures, Soundpipe's largest shareholder. "We look forward to the combination of Soundpipe technology within Comdial's product portfolio to enhance Comdial's future revenue and profitability potential."

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COMDIAL

Comdial Acquires Soundpipe Assets to Strengthen Technology Portfolio


                                  ABOUT COMDIAL


Comdial Corporation, headquartered in Sarasota, Florida, develops and markets sophisticated communications solutions for small to mid-sized offices, government, and other organizations. Comdial offers a broad range of solutions to enhance the productivity of businesses, including voice switching systems, voice over IP (VoIP), voice processing and computer telephony integration solutions. For more information about Comdial and its communications solutions, please visit our web site at www.comdial.com.


FORWARD-LOOKING STATEMENTS

This press release contains statements that may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, including Comdial Corporation's ability to obtain additional funding for its business should such funding become necessary, its ability to maintain market share and to grow in a very competitive market, its ability to develop technologically advanced products to keep pace with many competitors that are much larger and have significantly more resources than Comdial, its ability to integrate the assets acquired from Soundpipe Inc. into its business in a cost-efficient manner and other risks attendant with the acquisition of assets, lower than anticipated demand brought about by continued weakness in the U.S. economy, risk of dilution of the company's stock from recently completed private placement investments and from the acquisition of the assets of Soundpipe Inc., dependence on a relatively small number of large customers, ability to maintain necessary engineering, sales, marketing and other key staff members, the risks associated with the outsourcing of its manufacturing requirements, including international risk factors, its ability to achieve its operational goals and to generate positive cash flow, any unfavorable outcome of pending disputes or litigation, including, but not limited to intellectual property infringement claims that arise from time to time and the various other factors set forth from time to time in Comdial's filings with the SEC, including, but not limited to, Comdial's Form 10-Q for the three months ended March 31, 2002. Comdial Corporation undertakes no obligation to publicly update or revise the forward-looking statements made in this release to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.



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COMDIAL